Exhibit 99.1

For Immediate Release                    For More Information, Contact:
George Lancaster, Hines
George.Lancaster@Hines.com
713-966-7676

HMS Income Fund Announces NuStep Investment
Deal Marks 23rd Directly Sourced Co-investment with Main Street Capital Corporation

HOUSTON, February 10, 2017 -- HMS Income Fund, Inc. (“HMS”), a non-traded business development company, today announced it has completed a $8.2 million first-lien, senior secured term debt and direct equity co-investment with the parent of its investment sub-adviser, Main Street Capital Corporation ("Main Street") (NYSE: MAIN), a publicly traded business development company, to facilitate the majority recapitalization of NuStep, Inc. ("NuStep"). NuStep is the leading manufacturer of recumbent cross-trainers focused primarily on the physical therapy, physical rehabilitation and active aging markets.

Headquartered in Ann Arbor, Michigan, NuStep serves customers across a variety of end markets, including physical therapy and rehabilitation clinics, senior living communities, fitness centers, hospitals, retirement communities and individual consumers.  NuStep manufactures all of its products at its manufacturing facilities in Ann Arbor and sells its products throughout the United States and across a wide variety of international markets.

About HMS Income Fund
HMS is a publicly registered, non-traded business development company sponsored by Hines Interests Limited Partnership ("Hines"), an international investment management firm. The primary

Exhibit 99.1

investment objective of HMS is to generate current income through debt and equity investments primarily in lower middle market and middle market companies. Its secondary objective is to generate long-term capital appreciation through such equity and equity related investments, including warrants, convertible securities and other rights to acquire equity securities. HMS's business is managed by its investment adviser, HMS Adviser LP, an affiliate of Hines, and its sub-adviser, MSC Adviser I, LLC, a wholly owned subsidiary of Main Street. To learn more, please visit www.hinessecurities.com/bdcs/hms-income-fund/.

About Main Street Capital
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, re-financings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio.  Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.” In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

For more information, please read the prospectus, which you can obtain by visiting www.hinessecurities.com/bdcs/hms-income-fund/ or calling Hines Securities, Inc. at 888.446.3773. You should read the prospectus carefully to fully understand the objectives, risks, sales charges, fees and expenses of HMS before investing or sending money. No offering is made in the State of New York except by a prospectus filed with the Department of Law of the State of New York. A copy of the prospectus must be made available to you in connection with any offering. Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of this offering or determined if the prospectus is truthful and complete. Any representation to the contrary is a criminal offense.